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                                                                    EXHIBIT 10.1

ALLIANCE AGREEMENT

THIS AGREEMENT is made to be effective as of the 19th day of September, 1995, by and between:

IWC Services, Inc., a Texas, U.S.A. corporation with offices located at: 2800 Post Oak Blvd., Transco Tower Suite 6300, Houston, Texas 77056 ("IWC"), represented herein by its President, Brian Krause; and

Halliburton Energy Services, a Division of Halliburton Company, a Delaware corporation with offices located at: 5151 San Felipe, Houston, Texas 77056 ("HES") represented herein by its Executive Vice President, Mr. W.J. Zeringue, (each of HES or IWC being sometimes herein referred to individually as a "Party" or collectively as the "Parties") for the purposes, causes and considerations enumerated hereinafter.

WITNESSETH, that

WHEREAS, HES is recognized as an industry leader in the business of furnishing certain services, including pumping, cementing, snubbing, tools, production enhancement, coiled tubing and related services under contract to operating companies in the domestic and international oil and gas industry; and

WHEREAS, IWC is recognized as an industry leader in the business of furnishing oil and gas well firefighting, well capping and certain specialized well control services and applications, under contract to operating companies in the domestic and international oil and gas industry; and

WHEREAS, both HES and IWC are currently active in furnishing their respective services to the Well Control Services ("WCS") market. Said WCS market includes both the servicing of certain wells during well control events or "blowouts" and the engineering or planning involved with these efforts pre or post event; and

WHEREAS, both HES and IWC recognize that their respective strengths and capabilities relative to WCS are complementary and supportive of, and not in competition with, each other and that an alliance of their efforts in pursuing the WCS market offers mutual advantages and economies of scale; and

WHEREAS, HES and IWC have agreed that it is in their mutual best interests to enter into a Strategic Alliance (the "Alliance"), to maximize their respective capabilities and business potential in providing high quality Well Control services to the oil and gas industry, combining their respective strengths, tools, equipment, market presence and expertise.
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 NOW, THEREFORE, the Parties hereto, acting through their duly authorized representatives, have agreed to form and administer the Alliance pursuant to the terms and conditions contained herein.

 I: SCOPE

 1.1 Subject only to any specific exceptions which may be contained in this Agreement, the Alliance shall be an exclusive alliance between HES and IWC, for the purpose of pursuing the WCS market on a global, or world-wide, basis. The exclusivity provided for herein shall apply to all projects related to Well Control Services, both on land and offshore, whether performed domestically or in the international market and whether such project is generated by HES or IWC The use of the term "Alliance" in describing activities to be conducted by the Parties pursuant to this Agreement, shall be construed to mean only activities to be conducted jointly by the Parties for their mutual benefit. As more fully set forth in Section 2. 4 hereof, the "Alliance" is not a separate entity but is merely intended to be a descriptive term to refer to the Parties when conducting combined operations under this Agreement.

 1.2 It is recognized by the Parties that an exclusive Alliance will require that both HES and IWC develop and cultivate a good faith course of dealing and a teamwork relationship which is based on common objectives, mutual respect and the highest degree of trust. In that regard, the Parties covenant and agree that, in considering one's own best interests in any given situation related to the Alliance, the best interests of the Alliance as a whole shall also be taken into account.

 1.3 To the extent that either Party is unable, or unwilling, to give full support to the efforts of the Alliance in a given instance, such Party shall notify the other Party of any such constraints and the Parties agree to work to minimize the affect of such constraints on the Alliance. It is the stated intent of both HES and IWC, in executing this Agreement, to put forth their respective best efforts to make the Alliance work for their mutual benefit and it is recognized that only through cooperation and the full and unfettered exchange of information can the mutual operations be conducted most effectively.

 1.4 It is incumbent upon the Parties to closely communicate and coordinate regarding job planning and performance of contracts. It is recognized that each Party has available a finite amount of tools, equipment and personnel resources to service the contractual commitments of the Parties pursuant to the Alliance and neither Party will commit to the scheduling of any job without the prior concurrence of the other. In the event an excessive number of jobs is scheduled simultaneously, and either Party is unable to provide sufficient equipment and personnel to perform the work to the quality standards set by the Alliance, then for the performance of specific jobs, such Party shall have the right to temporarily align itself with a third
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 party, if possible, to supplement its resources and enable it to conduct the
 Work under the Alliance; provided that, such action will only be taken after conferring with the other Party.

 1.5 In the event either Party is unable, or fails for any reason, to provide its equipment and/or personnel for projects to which the Alliance has been committed, the other Party may align itself with any other party or entity to perform the contracted services without throwing this Agreement into default; provided that prior to taking any such action, the Parties shall meet in an attempt to resolve any problem which may be affecting the Party which is temporarily unable to perform In the event of frequent occurrences of such problems, which materially affects the performance of the Alliance, the Parties may agree to an early termination of this Agreement.

 1.6 In the formation of this Alliance, the Parties have agreed that it is their mutual intent to furnish services to the WCS related marketplace which are price competitive and of the highest possible quality. It is, further, the intent of the Parties to develop improved equipment and techniques for providing superior quality services to the customers of the Alliance. Notwithstanding the fact that HES will normally be the Lead Contractor (as hereinafter defined), and IWC will normally be subcontracted to HES, each Party is responsible for the performance and quality of its own respective services as furnished to the WCS Alliance.

 1.7 The exclusive nature of this Agreement shall not prohibit either Party from providing WCS related services, either alone or in concert with others, at the specific request of Operators as defined herein, without participation by the other Party. Further, nothing contained herein shall be construed to prohibit either Party from continuing to provide its equipment and services to the marketplace, either alone or in concert with others, so long as such activities do not involve Well Control related services.

 II: RELATIONS BETWEEN THE PARTIES

 2.1 In conducting operations pursuant to the Alliance, it is anticipated that HES will, normally, act as the primary marketer and lead contractor ("Lead Contractor"), in concluding arrangements and performing operations for operating companies ("Operators") and other customers served by the Alliance ("Contracts"). As Lead Contractor, HES shall be responsible to the operator for the entire operation, including the services furnished by IWC, and IWC will act as a Subcontractor to HES; provided, however, that such matters will be evaluated on a case-by-case basis and, if determined to be in the best interests of the Parties, or if otherwise appropriate, IWC may act as the Lead Contractor in a given instance. In all circumstances where a blowout or fire has occurred, IWC shall be in charge of activities on site until the event has been controlled, or the Operators direct otherwise.
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 2.2 Notwithstanding the provisions of the immediately preceding clause, the
 Parties agree that, regardless of which Party is the Lead Contractor for a given project, in the provision of services pursuant to the Alliance, as contemplated by this Agreement, such services shall only be bid and furnished subject to the terms of this Agreement, unless the Parties mutually agree otherwise.

 2.3 In the event the Operator under any Contract insists on the right to contract the services of IWC and HES separately, each Party may agree to a separate Contract with such Operator, but the Parties shall continue to work together under this Agreement as if only one Contract were in place, in order to maintain the maximum operational efficiency of the Alliance. In the event that an Operator desires to contract for the services of one Party, while excluding the other Party, for services related to Well Control application, both Parties shall meet in an attempt to resolve any problem which may be causing the Operator to exclude one of the Parties, failing which, the Party with whom the Operator has agreed to contract shall be free to contract to provide such services, or to reject the work.

 2.4 Notwithstanding any provision hereof which may indicate otherwise, it is the specific intent of the Parties that this Agreement and the Alliance created hereby is to be construed only as a business alliance between two independent business entities and is not, nor shall it be deemed to be, a separate entity or a partnership or any similar arrangement, nor shall any master/servant or employer/employee relationship be created between the Parties. Each Party hereto is an independent contractor and each Party shall control the methods and means by which its own services are provided through the Alliance, pursuant to this Agreement.

 2.5 Each Party hereto shall remain responsible for the payment of its own taxes and, by executing this Agreement, neither Party shall be deemed to accept any responsibility for the payment of any taxes accruing to the other Party, whether under this Agreement or otherwise, and each Party shall release, protect, defend, indemnify and hold the other Party harmless in that regard.

 2.6 The employees of HES shall not be deemed to be the employees, servants or agents of IWC, nor shall the employees of IWC be deemed to be the employees, servants or agents of HES. The Parties may, from time-to-time, "second" or contract employees to one another for specific projects of mutual benefit to the Alliance However, each Party shall be, and shall remain, fully responsible for its own employees and for any contract or seconded personnel furnished by it including, but not limited to, the payment of all salaries, wages, bonuses and all employment related taxes, benefits, insurance and medical costs and each Party agrees to release, protect, defend, indemnify and hold the other Party harmless in that regard.
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 2.7 Each Party hereby covenants and agrees with the other Party that it will make no attempt to recruit, nor offer employment to the employees of the other Party during the term of this Alliance, and for a period of one (1) year following the termination of this Agreement, except with the prior written approval of such other Party.

 III: PREPARATION OF BIDS/CONTRACTING

 3.1 In bidding jobs to be performed pursuant to this Agreement, it is anticipated that HES will normally be the Lead Contractor and, accordingly, will handle such bid submittals. However, it is recognized that the input of IWC in the evaluation of the bid and the preparation of the wel1 plan is critical. IWC shall be fully responsible for the costing and other preparations required for its portion of any bid to be submitted. HES agrees that, upon receipt by it of any bid materials, the same shall be forwarded to IWC immediately upon such receipt so that IWC shall have the maximum amount of time possible, under the circumstances, to prepare its portion of the bid.

 3.2 As indicated throughout this Agreement, it is the intent of the Parties to have full and open communication regarding the information necessary to conduct business and operations pursuant to the Alliance in an effective manner. Such unfettered exchange of information is of the utmost importance in the preparation of bids, and is equally applicable to market analyses, customer surveys, strategic planning, technical support and development, and tool and personnel scheduling.

 3.3 Both Parties agree that, in the preparation of their respective portions of any bid, each will put forth its best efforts to bid such job competitively with the then existing market, consistent with existing market rates and consistent with prudent business practices. The Party acting as Lead Contractor agrees that, in its preparation of the total bid package, it will not change or otherwise modify any part of the Subcontractor's portion of the bid without the Subcontractor's prior knowledge and specific approval.

 3.4 HES recognizes that IWC, in the provision of its tools and services, requires that the operator fully reimburse it for any of its tools and equipment lost on location, and HES agrees that such consideration shall be an integral part of any bid submitted pursuant to the Alliance, unless IWC otherwise agrees. To the extent such loss-of-equipment coverage is not extended by the Operator under any Contract, and IWC has not agreed to same, HES agrees that it shall not be responsible to IWC for the full replacement cost of such tools and equipment damaged or lost on, or in transit to, the job or well location.

 3.5 The Party designated as the Lead Contractor shall, unless otherwise agreed between the Parties, take the contract with the operator in its own name, with the other Party assuming the role of "Subcontractor" to the Lead Contractor. It is
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agreed by the Parties that any Contracts entered into with any Operator shall preferably be on terms and conditions which are acceptable to both HES and IWC.

3.6 Each bid tender will be handled on a case-by-case basis, but it is intended that every bid related to well control services shall require the involvement of both Parties, and the Lead Contractor will seek the approval of the Subcontractor to all bid terms and conditions. If the Subcontractor objects to a Contract provision and the Lead Contractor agrees, the objection will be proposed to the Operator. If the Lead Contractor disagrees with the position taken by the Subcontractor, or if the Operator rejects the objection, the Lead Contractor may elect, in its sole discretion, to assume the additional liability vis-a-vis the Subcontractor; provided that, in the event the Lead Contractor elects to not accept such additional liability, then the Parties may agree to not submit a bid.

IV: PERFORMANCE OF SERVICES

4.1 The portion of Well Control services to be provided and performed by each Party shall be as follows:

(a) HES will be responsible for providing and/or operating:

(i) the required snubbing or hydraulic workover units, pumping, logging, wireline, directional drilling, BAWD, LWD, SDL, pressure control and ancillary equipment, including all surface control equipment, tubulars and job consumables;

(ii)  engineering services and support (other than as provided by IWC);

(iii) overall project management and well supervision;

(iv)  primary marketing and business development for the Alliance;

(v) the use of HES (or related Halliburton) support facilities in the areas where specific projects are to be performed by the Alliance;

(vi) logistical arrangements to/from the well site or location, and from/to point of origin; and

(vii) obtain/provide all required governmental and regulatory permits and certifications.

     (b) IWC will be responsible for providing and/or operating:

(i) the expertise and all required tools necessary for capping or replacement of damaged well head or pressure control equipment, oil or gas well firefighting
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operations including but not limited to removal of damaged drilling or production equipment and ancillary services;

(ii) firefighting equipment, i.e., fire pumps, monitors and manifolding; pipe cutting or crimping equipment; blowout preventer or capping stacks or assemblies; and other services required as requested;

(iii) engineering support, including contingency and safety case planning hydraulic well modeling and computations;

(iv) technical support to operations, including well plans and project technical feasibility evaluations;

(v) field supervision of well control or critical well operations as required;

(vi) technica1 support to marketing, including technical presentations to customers and to industry; and

(vii) provide capping / firefighting techniques, as developed and as available.

4.2 For new markets and applications, developed pursuant to the Alliance; for work brought to the Alliance by IWC; for work where the Operator specifically requests IWC; and where IWC personnel or equipment is necessary during the course of any well control operation, IWC shall have the preferential right to furnish a1l personnel and equipment necessary.

4.3 Both Parties recognize the necessity of developing and providing the highest quality of well control services, with optimum operating efficiency and at the lowest possible cost and both HES and IWC agree to put forth their individual best efforts and covenant to communicate and cooperate to jointly improve the services provided by the Alliance and to be competitive in the well control market.

4.4 It is recognized that well control techniques are in a mature stage of industry development and that, from time-to-time, the Parties may wish to pursue the development of specific well control related tools, techniques, technology, either solely, jointly or with others, for the benefit of the Alliance. In such instances, the Parties will agree, in advance, to a specific Business Plan/Budget ("Budgets") related to such development. The Budget will include, but will not necessarily be limited to, approved expenditures; respective contributions of funds and/or services to the development; and the respective rights of the Parties following the completion of any such development. Any invention, idea or discovery developed individually by either Party, pursuant to said collaboration, shall be the sole property of said Party. Where solely owned by one Party, the other Party shall be entitled to seek a license to said idea, invention or discovery pursuant to Section 8.4 hereof.
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4.5 Each Party has represented to the other that, given sufficient notice and, to the extent adequate equipment and personnel are available to it, each is capable of providing its equipment, tools and services in any locale, foreign or domestic and for operations both on land and offshore and that, accordingly, it is anticipated that this Alliance shall have the potential of furnishing services in all areas, subject to any laws which may restrict a Party from providing its services. However, in the event one Party does not care to, or is unable to, meet the tool and/or personnel requirements for specific work, then the provisions of Section 1.4, related to permissible alignment with a third party, will be applicable.

4.6 Notwithstanding the above representations, it is recognized that, from time-to-time, operations may be contemplated by the Alliance in an area where one or the other of the Parties - or neither of the Parties - may be registered to do business. In such event, to the extent possible, the prime Contract shall be taken in the name of the Party registered to do business in such jurisdiction. In the event neither Party is so registered, and registration is required, the Parties agree to discuss the situation and to take the steps dictated by the circumstances. To the extent possible, the costs of such registration (and subsequent de-registration costs) shall be factored into the bid price.

4.7 In conducting operations in foreign jurisdictions, it is recognized that, from time-to-time, the Alliance may operate in a country where each Party has an agency or similar representative arrangement and that such agreement(s) may require that a fee be paid to such local representative. In such event, the operation shall be conducted through the agent of the Lead Contractor (unless otherwise mutually agreed) and the Subcontracting Party shall be responsible for arrangements with his own agent. It is agreed that any fees Payable by such Subcontracting Party shall be included in his rates under the Contract.

4.8 Notwithstanding the provisions of Section 2.5, any taxes payable due to operations of the Alliance, by either Party, in any jurisdiction wherein the registration considerations addressed in Section 4.6 may apply, shall be pro-rated between the Parties in the same proportion as their revenues generated from that project.

4.9 In conducting operations in areas where import/export duties, customs duties and related fees are payable on tools and/or equipment required for the work, such fees, duties and related costs and expenses (whether related to original tools/equipment or replacements therefor) shall be negotiated as a part of the Contract on behalf of both Parties.

V: CONFLICTS OF INTEREST

5.1 HES has been considering entering into the blowout control / oil well firefighting business as to compete with other companies offering similar products
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or services similar to those offered by HES. Entering such business, however, would require substantial research, resources, personnel and time to develop. In view of the current market opportunities for well control services and the capabilities immediately available from IWC in this area, HES has decided to enter into this Alliance with IWC. Since such a project would not be in keeping with the spirit and intent of this Agreement, HES covenants that it will not pursue such specific development project, either alone or through third parties, for the duration of this Agreement. HES further agrees that, during the term of this Agreement, no Halliburton related entity will conduct research or development of techniques relating to those presently offered by IWC, without the prior knowledge and agreement of IWC. However, any technology and/or tools developed by the HES well Control Services Group, which have a use in well control applications, will be made available to IWC, under reasonable licensing arrangements, for its use pursuant to the Alliance. Likewise, any technology and/or tools developed by IWC, which have a use in well control applications, will be made available to HES, under reasonable licensing arrangements, for its use pursuant to the Alliance.

5.2 HES and IWC may, by mutual agreement, elect to collaborate and cooperate in the Joint development of specific well control related tools and techniques, conceived by either Party, either solely or jointly with others, for the benefit of the Alliance. Any invention, idea or discovery developed by the Parties, pursuant to said collaboration, shall be joint property of the Parties. Any invention, idea or discovery developed individually by either Party, pursuant to said collaboration, shall be the sole property of said Party. Where solely owned by one Party, the other Party may seek a license to said idea, invention, or discovery pursuant to Section 8.4 hereof.

5.3 In their relations with third parties, including operators and other customers pursuant to the Alliance, the Parties recognize that there will always be the possibility of having conflicts develop between their respective interests. Each Party covenants with the other to not knowingly commit any act which might jeopardize the rights of the other Party hereto. Each Party agrees to avoid any impropriety in dealing with third parties which might reflect adversely on the other Party or on the Alliance.

5.4 The Parties agree that neither of them will give, grant or furnish to any party, whether a customer or not, any gift, gratuity, bribe or other inducement or illegal payment which might adversely affect the operations of the Parties jointly under the Alliance, or which would otherwise be contrary to law.

5.5 For any WCS operations planned or performed by the Parties pursuant to this Agreement and the Alliance, the Parties agree that equal credit and visibility will always be accorded to both Parties regarding advertising, customer contacts and information, presentations to technical organizations, news releases and related publicity. Each Party agrees that it will not make, publish, exhibit,
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authorize or release any advertising, presentations to technical organizations or publications, news releases and related publicity referring to the other Party, without the other Party's prior consent. Provided, however either Party shall have the right, during the term of this Alliance, to use the tag line reference to the Alliance set forth on exhibit "__", in connection with any advertising, presentation, news release and related publicity.

VX: LIABILITY / INDEMNITIES

6.1 In conducting operations pursuant to the Alliance, the Parties shall endeavor, to the extent possible through negotiations, to execute Contracts with third parties which provide for the allocation and assumption of risk, indemnity obligations and other matters which are consistent with those set forth in this Agreement.

6.2 It is recognized that, in dealings with Operators, the ability to negotiate favorable terms is not always available. The Lead contractor shall be primarily responsible for the negotiation of contracts with Operators on terms which are acceptable to him but, as stated hereinabove, it is an integral part of this Agreement that neither Party hereto may commit the other Party to any contract terms or conditions, without the express written agreement of such other Party thereto.

6.3 As between the Parties, the provisions of this Agreement shall govern all relations between them, but such provisions shall not confer any rights unto any person or entity who is not a Party hereto.

6.4 Each Party agrees to release, protect, defend, indemnify and hold the other Party harmless from and against a1l claims, demands, causes of action and costs (including attorney's fees and associated legal expenses) arising out of or pertaining to operations pursuant to this Agreement in favor of its own employees, officers, directors, servants, agents or invitees for bodily injury, illness or death, or damage to or loss of their property, without regard to the cause or causes thereof or to the fault, negligence or strict liability of any party (including, without limitation, the fault, negligence or strict liability, to any degree of the indemnified Party), or to the unseaworthiness of any vessels or craft or to pre-existing conditions.

6.5 Except as may be specifically provided otherwise herein to the contrary, each Party agrees to release, protect, defend, indemnify and hold the other Party harmless from and against any and all claims, demands, causes of action and costs (including reasonable attorney's fees and associated legal expenses) arising out of or pertaining to operations pursuant to this Agreement in favor of such Party, for loss of, damage to or loss of use of said Party's own equipment and materials, without regard to the cause or causes thereof, or to the fault, negligence or strict liability of any party (including, without limitation, the fault, negligence or strict liability, to
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any degree, of the indemnified Party), or to the unseaworthiness of any vessels or craft or to pre-existing conditions

6.6 It is agreed that, to the extent possible in each case, all provisions of indemnity and holding harmless provided by third parties, pursuant to Contracts with such third parties, shall be "passed through" to the Party who is in the role of Subcontractor under such Contract. It is the specific intent that all indemnity protection obtained from Operators or other third parties shall insure to the benefit of both Parties to this Agreement.

6.7 Neither Party shall be responsible or liable to the other Party for any direct, indirect, punitive or consequential damage, including, without limitation, those related to loss of profits, loss of production, loss of business or business opportunity or similar losses, and each Party agrees to release, indemnify and hold the other harmless in that regard.

6.8 To the extent that any Contract with an operator requires the Lead Contractor to indemnify the operator against claims arising out of or pertaining to operations pursuant to this Agreement in favor of the Subcontractor's employees, officers, directors, servants, agents or invitees for bodily injury, illness or death, or damage to or loss of their property, or in favor of the Subcontractor for loss of, damage to or loss of use of the Subcontractor's equipment and materials; Subcontractor agrees, to the extent consistent with this Agreement, to give the same indemnity in favor of said indemnified parties.

6.9 Except as may be agreed upon in writing by the Parties, in connection with any particular Contract, each Party agrees to release, protect, defend, indemnify and hold the other Party harmless from and against any and all claims, demands, causes of actions and costs (including attorney's fees and associated legal expenses) arising out of or pertaining to operations pursuant to this Agreement in favor of any third party for bodily injury, illness or death, or damage to or loss of their property, to the extent caused by the fault, negligence or willful misconduct of the indemnifying Party.

VII: INSURANCE

7.1 Each Party shall be responsible for carrying and maintaining its own insurance to cover its operations pursuant to the Alliance and the liabilities and obligations it has assumed under any contracts and this Agreement. Each Party shall furnish the other with details of its insurance coverage and each shall furnish the other with the necessary and appropriate Certificates of Insurance prior to the commencement of operations under this Agreement and under any Contract and shall timely furnish renewal Certificates, when required.
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 7.2 Specifically, the Insurance Certificates furnished by each Party to the other shall include the following:

 (a) the types, amounts and effective dates of such coverage;

 (b) a commitment that such coverages shall not be materially changed, modified or canceled without giving the Certificate holder at least thirty (30) days prior written notice; and

 (c) endorsements to the effect that, to the extent of the liabilities specifically assumed by the Named insured under this Agreement and under any Contract with an Operator, the certificate holder (as well as any Operator, if called for under the Contract) shall be named as an additional insured on all of such policies (except Workers Compensation) and, to that same extent, the Named Insured shall cause the underwriters of such policies to waive all rights of subrogation.

 Attached hereto as Exhibit "A", is a listing of the minimum required insurance coverages to be furnished by each Party. The stated limits are minimum limits only and are not intended to limit the liability of either Party or to limit the scope or amount of the indemnities given by each Party to the other in
 Article VI hereof.

 7.3 It is anticipated that the insurance requirements of individual Operators may vary from Contract to Contract and that each Party may have to furnish Certificates of Insurance for each Contract. It is recognized that arbitrary or unusual insurance requirements may be encountered from time-to-time and that each Party will, of necessity, require input into the negotiation of the final insurance provisions. Accordingly, it is agreed that neither Party, when acting in the role of Lead Contractor, shall commit to furnish specific insurance coverage under any third party Contract without first obtaining the concurrence of the other Party; provided, however, that such Lead Contracting Party may, in its discretion, elect to agree to any insurance requirements contained in any contract, which are different from or in excess of the insurance agreed to be furnished by the other Party, by assuming for itself and on behalf of the other Party, any difference or excess.

 7.4 Each Party shall be fully responsible for the payment of any premiums related to its own insurances and for the payment of all deductibles pertaining thereto, and each shall indemnify the other in that regard.

 VIII: CONFIDENTIALITY

 8.1 It is recognized that in conducting operations on behalf of the Alliance pursuant to this Agreement, each of the Parties will, from time-to-time, come into the possession of knowledge which is proprietary to the other, and which such other Party seeks to protect as "Confidential Information." Each Party, recognizes that
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such Confidential Information may be highly sensitive and the wrongful disclosure thereof could cause irreparable harm to the owner thereof. Both Parties recognize that the field of well control services is highly competitive and that the wrongful disclosure of Confidential Information belonging to the other Party could damage both such other Party and the Alliance created hereby. Therefore, the Parties specifically covenant and agree that each will treat the Confidential Information belonging to the other with the same degree of care it uses to protect Confidential Information of a similar nature.

8.2 The Parties further recognize that each of them is, or may be, a party to confidentiality agreements with other parties and that the maintaining of absolute confidentiality in such circumstances may be difficult. However, each Party agrees and covenants that it will not knowingly cause or induce the other Party to commit a material breach of such third party confidentiality agreements.

8.3 Each Party agrees to protect, defend, indemnify and hold the other Party harmless from and against any claims by third parties for the infringement, or alleged infringement of any patents used by said Party under this Agreement; provided, however, that patent rights, trade secrets, or other know-how related to well control services which are held, or claimed to be held, by either Party shall not be asserted against the other Party, provided said other Party has obtained a license to practice said patent rights, trade secrets, or other know-how.

8.4 In the event that, as a result of operations conducted by the Parties pursuant to this Alliance, the Parties agree to jointly develop any patentable tools, equipment, processes or methods, the Parties agree that the intellectual property rights to any such inventions or tools, etc., shall be as follows: Any invention, idea, or discovery jointly developed by the Parties, pursuant to said collaboration, shall be the joint property of the Parties. Any invention, idea or discovery developed individually by either Party, pursuant to said collaboration, shall be the sole property of said Party. To the extent of either Party's interest in such inventions, the other Party shall be granted a fully paid-up, non-terminable, royalty-free license which rights shall extend beyond the termination of this Agreement.

8.5 Notwithstanding any provision of this Agreement which may appear to the contrary, neither Party shall be prohibited from continuing to work independently on specific tool and equipment technology development which is specific to the business and services supplied by such Party.

8.6 In conducting operations pursuant to this Agreement, the Parties recognize that they may, from time-to-time, individually or collectively, use tools, equipment, methods or processes which are subject to intellectual property claims by third parties, which claims are considered by the Parties to be unfounded or unenforceable. The Parties recognize that the use of such intellectual property could serve to subject the Parties acting under the Alliance to joint and several liability for claims for infringement. In the event such claims are lodged, the Parties agree to mutually cooperate in the investigation and/or defense of such claims to the mutual benefit of the Alliance.

IX:  COSTS/BILLINGS/PAYMENT

9.1 Each Party is responsible for its own expenses in relation to this Alliance and each is responsible for the development of its own rates and specific terms relative to bids and customer quotations.

9.2 By prior agreement, the Parties may collaborate to consolidate costs and prices in the manner most efficient to allow for cost reductions, or may establish a cost and profit sharing formula in order to increase competitiveness.

9.3 It is recognized that, as well control applications are changing and continuing to evolve, each well control project will have specific circumstances which will require that rates and terms for each project be set on a case-by-case basis.

9.4 It is recognized that the Lead Contracting Party will, normally, submit the total Alliance related billings to the operator in its own name and on the basis of the Lead Contractor's contracted rates and related terms. Regardless of the method and amount of billings by the Lead Contractor and the payment performance of the Operator, the Subcontractor will be paid in full for its services as invoiced within fifty (50) days of the date of his invoice, or within fifteen (15) days of the Lead Contractor's receipt of payment from the Operator, whichever is sooner. Prior to the actual invoicing by the Subcontractor, the authorized representatives of the Parties will have met to review and approve the basis for the Subcontractor's invoice.

9.5 In the event all, or any portion of any billing to the Operator shal1 be disputed by the Operator, the Lead Contractor shall be primarily responsible for resolving such dispute. At the request of the Lead Contractor, the Subcontractor shall render all possible, reasonable assistance in helping to resolve any dispute which may relate to services furnished by the Subcontractor. If the Operator's dispute does not relate to the Subcontractor's services, the Lead Contractor shall pay the Subcontractor its charges in accordance with the terms of this Agreement. If the Operator's dispute does relate to the Subcontractor's performance, then the Lead Contractor will pay the Subcontractor for the undisputed portion in accordance with the terms of this Agreement and both the Lead Contractor and the Subcontractor will work together to resolve the disputed portion with the Operator. Neither Party shall have the authority to settle, or compromise, any disputed portion of any invoice which relates to the services provided by the other Party, without such other Party's concurrence.

9.6 Except as specifically provided herein, neither Party shall be responsible, one to the other, for the payment of invoices for services rendered under the Alliance, or for payment of third party charges incurred by the other Party.

X: TERM/TERMINATION

10.1 This Agreement, once executed by the Parties, shall be effective as of the date first shown above and shall remain in full force and effect for an indefinite period until terminated in accordance with the terms hereof; provided, however that this Agreement may be terminated prior to the fifth
(5th) anniversary hereof only for cause, or by mutual agreement between the Parties.

10.2 Any notice of the desire of either Party to terminate this Agreement, shall be in writing and shall be effective six (6) months from the date thereof, unless the Parties jointly agree to some other time period. It is specifically agreed that it is the intent of the Parties to exhaust all reasonable means of reconciliation of any difference, prior to resorting to termination.

10.3 Cause for termination shall be limited (i) to a fundamental breach by one of the Parties hereto of the provisions of this Agreement; (ii) to a change in business circumstances of either of the Parties; (iii) to a failure of the Alliance to generate economically viable business; or (iv) to the failure of either Party to engage in good faith dealing hereunder.

10.4 Termination of this Agreement, for any reason whatsoever, shall not affect any term hereof which should reasonably survive such termination nor shall such termination serve to adversely affect any rights, duties or obligations which may have accrued to either Party prior to such termination.

10.5 In the event any services are being performed or are to be performed under any Contract with an operator executed prior to the termination date of this Agreement, this Agreement shall continue in full force and effect until the completion of the services.

XI: WAIVERS/AMENDMENTS

11.1 No provision of this Agreement shall be, nor shall same be deemed to be, waived by either Party hereto unless the waiver is done in writing and signed by the Party to be charged.

11.2 No waiver of any provision in a given instance shall be deemed to be a continuing waiver, unless done in writing.

11.3 This Agreement may be amended only by a written amendment, executed by the authorized representatives of both Parties hereto.

11.4 Any written amendment, when executed, shall be attached to this Agreement and shall become a part hereof for all purposes.

XII: GOVERNING LAW/ARBITRATION

12.1 THE RELATIONS BETWEEN THE PARTIES HERETO (AND THE PERFORMANCE OF OBLIGATIONS PURSUANT HERETO, WHEREVER SAME MAY BE PERFORMED) SHALL BE GOVERNED BY THE GENERAL MARITIME LAW OF THE UNITED STATES, AND IF SUCH LAW SHOULD BE INAPPLICABLE TO ANY SITUATION, BY THE LAWS OF THE STATE OF TEXAS, NOT INCLUDING, HOWEVER, ANY OF THE CONFLICTS OF LAW RULES OF EITHER SYSTEM WHICH MIGHT REFER ANY DISPUTE TO THE LAWS OF ANY OTHER JURISDICTION.

12.2 It is agreed that the proper venue for the resolution of any dispute arising hereunder, which is not settled in another manner, shall be the United States District Court of the Southern District of Texas, sitting in Houston, Harris County, Texas.

12.3 The Parties agree that they shall attempt to resolve any disputes between them on an amicable basis, prior to the filing of litigious pleadings of any kind. All disputes, of any nature whatsoever, shall be handled by informal negotiation, in the first instance. In the event any such dispute is not resolved within sixty (60) days of the first notice of the dispute, the Parties agree to retain the services of a professional mediator to attempt to resolve the dispute, but the total time allotted to such mediation shall not consume more than thirty (30) days.

12.4 In the event mediation is not successful, either Party (or both Parties) may call for Arbitration to settle the dispute, by serving written notice to the other Party. Said Arbitration shall be binding and finally determinative of the dispute, unless both Parties agree for it to be non-binding.

12.5 Any Arbitration conducted pursuant to this Agreement shall be conducted in accordance with the Rules of the International Chamber of Commerce and, unless the Parties mutually agree to some other venue, shall be held in Houston, Texas. The cost of the Arbitration proceedings shall be allocated between the Parties in whatever proportion the arbitrator deems just under the circumstances and shall be enforceable in the jurisdiction provided in section 12.2 hereof.

12.6 The Parties further agree that Arbitration proceedings must be instituted within one (1) year after the dispute or claimed controversy came to light, and that the failure to institute such proceedings within such period shall constitute an absolute bar to the institution of such proceedings and a waiver of all claims regarding such dispute or controversy.

XIII:  NOTICES

13.1 All notices required to be given under this Agreement shall be well and truly given if sent by registered mail (return receipt requested); facsimile; courier; or hand delivery, to the respective addresses shown below:

For HES:
Halliburton Energy Services
5151 San Felipe
Houston, Texas 77056
TEL: (713) 840-2700
FAX: (713) 840-2798
ATTENTION: President

For IWC:
IWC Services, Inc.
2800 Post Oak Blvd.
Transco Tower Suite 6300
Houston, Texas 77056
TEL: (713) 621-7911
FAX: (713) 621-07988
ATTENTION: Brian Krause

13.2 Either Party may, from time-to-time, by advice to the other Party at the address given above, change its address for notice.

13.3 Any notice given pursuant hereto shall be considered given at the time of verifiable receipt.

XIV: GENERAL

14.1 This Agreement is applicable to all business units, districts, divisions, partnerships and/or other alliances in which either Party has a business interest (the "Affiliates").

14.2. In relation to the rights and obligations of each Party hereunder, it is specifically the intent of the Parties that all indemnities given hereunder shall include the indemnitee's parent, subsidiary and affiliated companies or entities, and the directors, officers, employees, servants and agents of any of them.

14.3. Except to the extent inconsistent with, or in conflict with, any U.S. laws, both Parties agree that they will comply with and abide by all laws, rules and regulations, whether governmental, legal or contractual and that, in conducting operations pursuant to the Alliance, each Party shall be, and shall remain, fully responsible for its own compliance with such laws, rules and regulations. Each Party agrees to release, protect, defends indemnify and hold the other Party harmless from all claims, demands and causes of action arising from the failure of the indemnifying party to so comply, whether or not said indemnifying Party is named a party defendant to any action.

14.4. The Parties acknowledge that in entering into this Agreement and the Alliance created hereby, they are entering into a relationship which is difficult to define in all details prior to the commencement of activities hereunder. It is likely that situations will arise which have not been anticipated by the Parties and which may not be fully or adequately covered by this Agreement. In any such event, the Parties agree, in the spirit of mutual trust and cooperation which is stated throughout this Agreement, to each put forth his best efforts to address and resolve any such matters in keeping with the basic intent of the Alliance.

14.5 The Parties recognize that activities outside the United States may be performed by subsidiaries and affiliated companies of the Parties, and each Party will cause its subsidiaries and affiliated companies to perform the activities consistent with the terms and conditions of this Agreement.

14.6 The Parties recognize that, once operations pursuant to the Alliance are established, the withdrawal or sale of the business or assets of either Party related to the Alliance could have adverse effects on the other Party hereto. Accordingly, in an effort to minimize the consequences of such a sale or transfer of the assets or business of one Party on the other Party, the Parties have agreed to keep each other fully advised of any plans to sell or offers to purchase which may affect operations pursuant to the Alliance.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, in duplicate original counterparts, to be effective as of the date first shown above

Halliburton Energy Services,               IWC Services, Inc.
A Division of Halliburton Company

By: /s/ W. J. Zeringue                     By:  /s/ Brian Krause
   --------------------------------           --------------------------------
Name:  W. J. Zeringue                      Name:  Brian Krause
Title: Executive Vice President            Title: President
Date:                                      Date:

EXHIBIT "A"
TO THAT CERTAIN
ALLIANCE AGREEMENT
BY AND BETWEEN
HALLIBURTON ENERGY SERVICES ("HES")
AND
IWC SERVICES, INC ("IWC")
DATED

To support, but not in limitation of, the indemnities and other obligations assumed by the respective parties under the Alliance Agreement, HES and IWC shall each furnish the following policies of insurance:

1. General Requirements:

(A) Worker's Compensation/Employer's Liability (including Longshoreman's and Harbor Worker's Coverage) for the employees of the named insured Party engaged in the performance of services under the Alliance, as required by the laws of the place of hire and of the applicable jurisdiction where the work is to be performed.

The Employer's Liability Section to have a minimum limit of U.S. $1,000,000.00.

(B) Comprehensive Genera1 Liability (including contractual Liability coverage for the indemnities and obligations assumed by the named insured Party under the Alliance Agreement) and to include coverage for suits by the employee of a Party against the other Party or his employees and covering for general third party liability.

The CGL policy to have a minimum U.S. $1,000,000.00 combined single limit per occurrence.

(C) Automobile Public Liability, covering all owned, non-owned or hired vehicles used in the performance of services under the Alliance:

The policy to provide coverage in the minimum amount of U.S. $1,000,000.00 combined single limit for domestic U.S. operations and sufficient to meet the statutory requirements of any foreign jurisdiction wherein operations are conducted.

(D) Excess Liability in the minimum amount of U.S. $10,000,000.00 excess of the coverages provided in (A), (B) and (C) above.

(E) Each Party shall require its contractors and/or subcontractors (excepting the Parties herein) to maintain insurance coverage which is appropriate to the nature of the work to be performed by such parties.

(P) As provided in Section 1.2, each Party shall provide the other with certificate(s) of Insurance which contain the proper endorsements. It is specifically agreed that the requirement for each Party to name the other Party as an additional insured and to waive subrogation is not intended to confer any rights to coverage for obligations and liabilities assumed by the additional insured Party.

II. Special Considerations:

(A) It is recognized that, in concluding contracts with operators, such contracts may contain unusual or special additional insurance requirements and/or liability or indemnity provisions which will require additional coverage(s). The Parties recognize and agree that the above stated limits are minimum limits only, which may be adjusted to meet specific contract requirements.

(B) Notwithstanding the fact that the above insurances are primarily intended to support the liabilities and obligation assumed by the Parties between themselves, it is recognized that, in specific contracts with Operators, the Parties may receive indemnity protection from the operator. To the extent reasonable and possible in a given situation, the Parties shall endeavor to look to such indemnity protection from the Operator in the first instance, without, however, derogating from the mutual protection afforded by one Party to the other.

EXHIBIT "B"
TO THAT CERTAIN
ALLIANCE AGREEMENT
BY AND BETWEEN
HALLLIBURTON ENERGY SERVICES ("HES")
AND
INTERNATIONAL WELL CONTROL, INC. ("IWC")
DATED______________

A: ITEMS CLAIMED AS PROPRIETARY OR CONFIDENTIAL INFORMATION BY IWC:

B: ITEMS CLAIMED AS PROPRIETARY OR CONFIDENTIAL INFORMATION BY HES:

                   SPECIAL MEETING OF THE BOARD OF DIRECTORS
                                      OF
                              IWC SERVICES, INC.

     On October 12, 1995, at 10:00 a.m., at the offices of the company at 2800 Post Oak Boulevard, Suite 6300, Houston, Texas, a special meeting of the Board of Directors of IWC Services, Inc. was held pursuant to notice as provided in the By-Laws of the company. After discussion, on motion duly made and seconded, it was:

      RESOLVED, that IWC Services, Inc. establish a subsidiary corporation to be domiciled in Grand Cayman to be known as International Well Control, Ltd. and

      FURTHER RESOLVED, that the initial board of directors of International Well Control Ltd. shall consist of Mr. Brian Krause, and Mr. Z. Hakim and that Mr. Krause shall serve as Chairman of the Board of Directors, Mr. Hakim shall serve as President and

      FURTHER RESOLVED, that IWC de Venezuela, C. A. be organized as a subsidiary of International Well Control Ltd., with Mr. Brian Krause, Mr. Danny Clayton and Mr. Z. Hakim as the initial Board of Directors and with Mr. Hakim to serve as Chairman and Mr. Clayton to serve as President; and

      FURTHER RESOLVED, that Mr. Z. Hakim is authorized and directed to take such actions, and execute such documents, on behalf of IWC Services, Inc. as may be necessary to incorporate IWC de Venezuela, C. A. and to accomplish the intent of these resolutions.

     There being no further business to come before the meeting, the meeting was adjourned.


                                             /s/ L. H. Ramming
                                       -------------------------------
                                       L. H. Ramming, Chairman

Attest:


/s/ ???????????????
-----------------------------
Secretary